Exhibit (h)(3)

                      CO-ADMINISTRATION SERVICES AGREEMENT
                      BETWEEN STEWART CAPITAL MUTUAL FUNDS
                                       AND
                            ALLISON-WILLIAMS COMPANY

     This Fund Co-Administration Agreement (the "Agreement"), dated November 21, 2006, is between Stewart Capital Mutual Funds (the "Trust"), and Allison-Williams Company ("A-W"), a Minnesota corporation. The "Effective Date" of this Agreement is December 29, 2006, or such other date as the Trust's registration statement on Form N-1A is declared effective by the U.S. Securities and Exchange Commission. The initial term of this Agreement shall be three years from the Effective Date ("Initial Term").

     WHEREAS, the Trust is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires A-W to provide, and A-W is willing to provide, certain administrative and compliance services as set forth herein to all portfolios of the Trust now and hereafter created (the "Fund" or "Funds", each of which is identified on Exhibit A), on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and A-W hereby agree as follows:

                       PART I- CO-ADMINISTRATION SERVICES

     SECTION 1. Retention of the Co-Administrator. The Trust hereby retains A-W to act as co-administrator of the Fund and to furnish the Fund with the administrative services set forth in Section 2 below. A-W hereby accepts such employment to perform the duties set forth below. The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

     SECTION 2. Administrative Services. For the compensation set forth in Section __ below, A-W shall perform administrative and other services as described herein in connection with the operations of the Fund. A-W is authorized to appoint and compensate from its resources one or more other entities to perform such services on a subcontracted basis in connection with the operations of the Fund. If A-W appoints one or more other entities to perform services called for by this Agreement on a subcontracted basis as aforesaid, A-W nevertheless shall remain liable to the Trust and the Fund for the acts and omissions of such other entities as if A-W itself performed such services. A-W shall promptly notify the Trust of any persons appointed on a subcontracted basis pursuant to this provision.

     (a) A-W will monitor and review the Fund's relationships with vendors including relationships with custodians, depositories, transfer agents, administrators, accountants, the Fund's legal counsel, underwriters, brokers and dealers, insurers, and persons in any other capacity deemed to be necessary or desirable for the Fund's operations and, at the request of the Trust's Board of Directors, will investigate and assist in the selection of such service providers.

     (b) A-W will examine and review the operations and performance of the various organizations providing services to the Trust or any Fund and, at the request of the Trust's Board of Trustees, report to the Board on the performance of such organizations.

     (c) A-W will generally advise the Trust and the Trust's Board of Trustees on matters concerning the Trust and its affairs.

     (d) If requested by the Trust, A-W will provide individuals reasonably acceptable to the Trust's Board of Trustees for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees.

     (e) A-W will organize and coordinate meetings of the Trust's Board of Trustees and the committees thereof.

     (f) A-W will furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust as the Trust and A-W shall determine desirable.

     SECTION 3. Activities of A-W. The services of A-W rendered to the Trust described in Section 2 above are not to be deemed to be exclusive. A-W is free to render such services to others and to have other businesses and interests.

                          PART II- COMPLIANCE SERVICES

     INTRODUCTION. The Trust is a registered investment company, and will become subject to the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended, (the "Rule") which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws

     ACCORDINGLY, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and A-W hereby agree as set forth below.

     SECTION 1. Retention.

     The Trust hereby retains A-W, on behalf of each Fund, for a period beginning on the Effective Date to provide the compliance services set forth below and A-W accepts such retention.

     SECTION 2. Duties.

     (a) The parties mutually agree to coordinate and cooperate in connection with the creation, implementation and ongoing maintenance of written compliance polices and procedures which, in the aggregate, shall be deemed by the Board of Trustees of the Trust (the "Board") to be reasonably designed to prevent the Trust from violating the provisions of the Federal securities laws applicable to the Company (the "Applicable Securities Laws"), as required by the Rule (the "Fund Compliance Program").


     (b) A-W shall designate, subject to the Trust's approval, one of its own employees to serve as Chief Compliance Officer of the Trust and each Fund of the Trust within the meaning of the Rule (such individual, the "CCO"). The CCO shall render to the Trust such advice and services ("Services") as are required to be performed by a CCO under the Rule and as are set forth on Exhibit B hereto, as such exhibit may be modified from time to time by written agreement of the parties hereto. Exhibit B is hereby incorporated into and made a part of this Agreement. The Trust acknowledges that other employees of A-W may assist the CCO in the performance of its duties hereunder.

     (b) The parties agree that only employees of A-W shall act as CCO or otherwise perform services to the Trust under this Agreement unless otherwise agreed in writing by the Trust. Notwithstanding other duties for A-W or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services.

     (c) The Trust acknowledges that the CCO may act as "Chief Compliance Officer" within the meaning of the Rule for other investment companies, and nothing herein shall be construed to prohibit the CCO from acting in such capacity; provided, however, that during the Term neither A-W nor the CCO shall enter into any agreement, arrangement or understanding which would conflict with this Agreement or prevent A-W or the CCO from performing its obligations hereunder.

     (d) The Trust will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as the CCO deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with the CCO and ensure the cooperation of the investment adviser, the custodian and any other Service Providers(1) to the Company, as well as Trust counsel, and the Trust's independent accountants (collectively, the "Other Providers"), and assist the CCO and A-W in preparing, implementing and carrying out the duties of the CCO under the Fund Compliance Program and the Rule. In addition, the Trust shall provide the CCO with appropriate access to the executive officers and Trustees of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.

     (f) Each party agrees to provide promptly to the other party (and to the CCO), upon request, copies of other records and documentation relating to the compliance by such party with Applicable Securities Laws (as related to the Fund Compliance Program of the Trust), and each party also agrees otherwise to assist the other party (and the CCO) in complying with the requirements of the Fund Compliance Program and Applicable Securities Laws.

     (g) The Trust shall provide coverage to the CCO under its directors and officers liability policy that is appropriate to the CCO's role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

     SECTION 3. BOARD ACTION UNDER RULE 38a-1

     (a) If the Board dismisses the CCO, this Part II of the Agreement will either end immediately, or, at the sole discretion of the Board of the Trust, A-W may present another CCO candidate for Board consideration and approval to continue the Services under this Part II of the Agreement.

     (b) If A-W wishes to dismiss the CCO, then A-W will make its case to the Board of the Trust before taking such action. Under such circumstances A-W may, at its own discretion, offer to present another CCO candidate to the Board that would be employed by A-W, provided however, that the Board of the Trust is not obligated to approve such other proposed CCO candidate to serve as CCO of the Trust and each Fund of the Trust. If the Board (including a majority of the Independent Trustees) approves the

----------
(1) Includes the Trust's investment adviser, Stewart Capital Advisors LLC, the Trust's administrator, transfer agent and accounting agent, UMB Fund Services LLC (the "Administrator"), and the Trust's distributor, Grand Distribution Services LLC.

new CCO, this Agreement will continue in effect, as amended to reflect the new CCO. If the Board chooses to engage its own CCO as a result of A-W dismissing the CCO under this Agreement, this Part II of the Agreement will terminate.

     (c) A-W warrants that it shall not retaliate against the CCO should the CCO either (i) inform the Board of a compliance failure or (ii) take aggressive action to ensure compliance with the Federal Securities Laws by the Trust, a Fund or a Service Provider.

     (d) If the Board decides to increase the CCO's compensation or provide a bonus to the CCO, then either the fees paid to A-W by the Trust will increase proportionately or the Trust will separately compensate the CCO for any amounts it deems due to the CCO above the amounts due to A-W under this Agreement.

     (e) If the CCO voluntarily resigns, at the discretion of both parties, A-W may present an alternative CCO candidate for Board consideration and approval to continue the Services under this Part II of the Agreement. If the Board chooses to terminate this Part II of Agreement with A-W as a result of such voluntary resignation by the CCO, A-W will make every effort to assist the Board in a smooth transition during this period.

                          PART III- GENERAL PROVISIONS

     SECTION 1. Fee.

     (a) As compensation for the timely and satisfactory performance of the services set forth above, the Trust shall pay to A-W a monthly fee equal to the greater of (i) .10% per annum of the Fund's average daily net assets or (ii) $10,416.67 (one-twelfth of $125,000) (the "Fee"). The Fee shall be payable by the Trust within 30 days of its receipt of an invoice from A-W, which invoices shall include amounts for any expenses reimbursable under Section 2 hereof.

     (b) The Trust shall reimburse A-W for all reasonable expenses incurred by A-W in connection with the performance of A-W's or the CCO's duties for the period from the date of this Agreement through the Effective Date; provided that A-W provides the Trust with appropriate receipts and other reasonable documentation as the Trust may request; and further provided that the Trust is not obligated to reimburse A-W for any portion of such expenses that the Trust deems to be unreasonable or excessive.

     (c) The CCO shall not receive and shall not make any claim under this Agreement or otherwise against the Trust for compensation, workers' compensation, unemployment insurance compensation, or life insurance, social security benefits, disability insurance benefits or any other benefits. A-W is solely responsible for any such compensation or benefits to be paid to the CCO, and A-W shall withhold on behalf of the CCO the required sums for income tax, unemployment insurance or social security pursuant to any law or requirement of any government agency including, without limitation, unemployment tax, federal, state or foreign income tax, federal social security (FICA) payments and disability insurance taxes. A-W and the CCO shall make such tax payments as may be required by applicable law and shall indemnify and hold the Trust harmless from any liability that the Trust may incur as a consequence of A-W's or the CCO's failure to make any such tax payment(s).

     (d) A-W and the CCO shall perform the services hereunder as independent contractors and not as employees of the Trust, although the CCO shall be an employee of A-W. As independent contractors, neither A-W nor the CCO is, and neither shall represent itself or himself to third parties as being, the agent or representative of the Trust, except as specifically set forth herein. Neither A-W nor the CCO have, and shall not represent itself or himself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Trust, as its agent, representative or otherwise, except as specifically set forth herein.

     (e) In the event of a partial termination of this Agreement, the parties hereto will negotiate a new fee arrangement in good faith.

     SECTION 2. Reimbursement of Expenses.

     During the Term, the Trust shall reimburse A-W for all reasonable and customary travel and lodging expenses and other out-of-pocket disbursements incurred by A-W for or on behalf of the Trust in connection with the performance of A-W's or the CCO's duties hereunder; provided that A-W provides the Trust with appropriate receipts and other reasonable documentation as the Trust may request; and further provided that the Trust is not obligated to reimburse A-W for any portion of such expenses or disbursements that the Trust deems to be unreasonable or excessive.

     SECTION 3. Disclosure of Information.

     (a) From and after the date hereof, neither A-W nor the CCO shall use or disclose to any Person, except as required in connection with the performance of the Services and in compliance with the terms of this Agreement and as required by law, regulation or judicial process, any Confidential Information (as defined in Section 3(b)), for any reason or purpose whatsoever, nor shall A-W or the CCO make use of any Confidential Information for A-W's or the CCO's purposes or for the benefit of any Person except the Trust or the Trust's Affiliates. A-W shall maintain commercially reasonable information security policies and procedures for protecting Confidential Information. For purposes of this Agreement, an "Affiliate" is an individual or entity (collectively, "Person") controlling or controlled by or under common control with the Trust.

     (b) For purposes of this Agreement, "Confidential Information" means (i) the non-public intellectual property rights of the Trust's investment adviser., the Board, the Trust and the Trust's Affiliates and (ii) all other information of a proprietary or confidential nature in whatever form relating to the Board, the Trust or the Trust's Affiliates, or the business or assets of the Trust or the Trust's Affiliates, including, without limitation, investment advisory contracts, portfolio holdings, insider trading policies and procedures, best execution evaluations, compliance manuals, books, records, customer and registered user lists, vendor lists, supplier lists, customer agreements, vendor agreements, supplier agreements, incentive and commission program information, distribution channels, pricing information, cost information, business and marketing plans, strategies, forecasts, financial statements, budgets and projections, technology, and all information related to the quantitative securities benchmarks, along with associated service marks, together with any applications or registrations now or hereinafter issued on said service marks, on which each Fund's investment strategy is based. Confidential Information does not include (i) information in the public domain not as a result of a breach by A-W or the CCO of this Agreement, (ii) information lawfully received by A-W or the CCO from a third Person who had the right to disclose such information, and
(iii) information developed by A-W's or the CCO's own independent knowledge, skill and know-how.

     (c) A-W and the CCO agree to promptly notify the Trust of any request for records or any subpoena by any governmental agency or third party. In the event that A-W or the CCO is requested by legal process to disclose Confidential Information, A-W shall notify the Trust thereof and shall cooperate with the Trust and the Board, as appropriate, at the expense of the Trust or the Board, as appropriate, in any action that such entity may desire to take to protect its Confidential Information.

     SECTION 4. Delivery of Materials Upon Termination of Term.

     A-W shall promptly deliver to the Trust at the termination of the Term, or at any time upon the Trust's request, the Materials and all memoranda, notes, plans, records, reports, software and other documents and data (and copies thereof existing in any media) relating to the Confidential Information, inventions or the business of the Trust or any of its Affiliates that it or the CCO may then possess or have under its or his control regardless of the location or form ofsuch material and, if requested by the Trust, will provide the Trust with written confirmation that all such materials have been delivered to the Trust.

     SECTION 5. Termination.

     (a) As to Part I of the Agreement, after the Initial Term, the Trust shall have the right to terminate this Agreement, without the payment of any penalty immediately in the event of:

     (i) a vote of the Board, including a majority of the Independent Trustees, upon ninety (90) days' prior written notice to A-W; provided however, that no prior notice is required if termination is for Cause (defined below). For purposes of this Agreement, "Cause" shall be defined as:
          (aa) willful misfeasance, bad faith or negligence in connection with the performance of the duties by A-W under this Agreement, (bb) failure of A-W to perform its duties under this Agreement, after written notice and a thirty (30) day period to cure, (cc) A-W's indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

     (ii) the deregistration of the Trust under the 1940 Act;

     (iii) a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement no longer satisfying the Trust's or the Trust's obligations under the Rule;

     (iv) any assignment of this Agreement. An internal corporate reorganization of any party (which does not result in a change in the nature, scope and quality of services provided hereunder) shall not, by itself, constitute an assignment of this Agreement.

     In the event of the termination or dissolution of a particular Fund, this Agreement shall be terminated as to that Fund and shall continue with respect to the non-terminating or non-dissolving Funds.

     (b) As to Part II of the Agreement, termination shall be governed by the provisions set forth in Part II.

     (c) A-W shall have the right to terminate this Agreement, without the payment of any penalty, as to each Fund immediately in the event of:

     (i) a failure by the Trust to meet its obligations hereunder or a breach of the Trust's representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 days after the Trust receives written notice of such failure from A-W;

     (ii) the termination or dissolution of the Fund, or the deregistration of the Trust under the 1940 Act; or

     (iii) a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement being deemed impermissible.

     (d) Upon termination of this Agreement, the Trust shall have no further liability to A-W with respect to A-W's fees or expenses under this Agreement, except payment of the Fee accrued but unpaid as of the date of termination paid in a lump sum within 60 days of termination.

     (e) Upon termination of this Agreement, A-W agrees that it will cooperate in the smooth transition of Services and to minimize disruption to the Trust. All payments and expense reimbursements in connection with the termination of this Agreement are subject to the execution of a waiver and release of all known and unknown compensating and reimbursement claims against the Trust by A-W and the CCO. Any liability to A-W or the CCO with respect to any regulatory action or litigation pertaining to services rendered by A-W or the CCO under this Agreement, will survive the termination of this Agreement.

     SECTION 6. Representations and Warranties.

     (a) A-W hereby represents and warrants to the Trust and the Trust that

     (i) the execution, delivery and performance of this Agreement by A-W does not breach, violate or cause a default under any agreement, contract or instrument to which A-W is a party or any judgment, order or decree to which A-W is subject;

     (ii) the execution, delivery and performance of this Agreement by A-W has been duly authorized and approved by all necessary action; and

     (iii) upon the execution and delivery of this Agreement by A-W and the Trust, this Agreement will be a valid and binding obligation of A-W.

     (b) The Trust hereby represents and warrants to A-W that

     (i) the execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject;

     (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and

     (iii) upon the execution and delivery of this Agreement by A-W and the Trust, this Agreement will be a valid and binding obligation of the Trust.

     SECTION 7. Entire Agreement; Amendment and Waiver.

     This Agreement and the other writings referred to herein contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreement between A-W and the Trust. No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

     SECTION 8. Notices.

     All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to the Trust, to:

Mr. Malcolm E. Polley
President, Stewart Capital Mutual Funds
c/o Stewart Capital Advisors, LLC
800 Philadelphia Street
P.O. Box 220
Indiana, PA 15701

     (b) if to A-W, to:

Mr. Jeff Betchwars
Vice President
Allison-Williams Company
90 South Seventh Street, Suite 3850
Minneapolis, MN 55402-4109

     All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery if delivered during business hours on a business day or, if not so delivered, on the next following business day, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.

     SECTION 9. Headings.

     The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

     SECTION 10. Severability.

     In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 11. Remedies.

     (a) Each of the parties hereto acknowledges and understands that certain provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and thus, the breach or threatened breach of the provisions of this Agreement would cause the non-breaching party irreparable harm. Each of the parties hereto further acknowledges that, in the event of a breach of any of the covenants contained in this Agreement, the non-breaching party shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law or in equity and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

     (b) A-W shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorneys' fees, payments, expenses and liability arising out of or attributable to any refusal or failure to comply with the terms of this Agreement by A-W or the CCO, or which arise out of a lack of good faith, negligence or willful misconduct by A-W or the CCO with respect to the performance by A-W or the CCO under or in connection with this Agreement or by reason of the reckless disregard by A-W or the CCO of its or his obligations and duties under this Agreement.

     (c) Notwithstanding the foregoing, (i) it is expressly agreed and acknowledged that A-W and the CCO cannot ensure that the Trust complies with the Applicable Securities Laws, and (ii) whenever an employee of A-W serves as CCO of the Trust, as long as such CCO acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the CCO and A-W and hold the CCO and A-W harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee of A-W as CCO of the Trust.

     SECTION 12. Limitation of Liability.

     The Declaration of Trust establishing the Trust provides that the Trustees shall be entitled to the protection against personal liability for the obligations of the Trust under Section 3803(b) of the Delaware Business Trust Act, as amended (the "DBTA"). It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust and under Section 3803 of the DBTA. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust and under Section 3803 of the DBTA. A-W understands that the rights and obligations of each Fund of the Trust under the Declaration of Trust are separate and distinct from those of any and all other series.

     SECTION 13. Distinction of Funds.

     Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

     SECTION 14. Benefits of Agreement; Assignment.

     The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. This Agreement shall not be assignable by A-W without the express written consent of the Trust. Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.

     SECTION 15. Survival.

     Anything to the contrary contained in this Agreement notwithstanding, the provisions of Part III Sections 3, 4, 5 and 11 through 13 of this Agreement shall survive the termination of the Term.

     SECTION 16. Counterparts and Facsimile Execution.

     This Agreement may be executed in two counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

                                        STEWART CAPITAL MUTUAL FUNDS


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title: President


                                        ALLISON-WILLIAMS COMPANY


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Solely with respect to Part III, Section 1, if the Trust is unable to pay the Fee (as defined in that section) due to any applicable expense limitation, then Stewart Capital Advisors LLC shall pay the Fee upon the same terms and conditions applicable to the Trust.

                                        STEWART CAPITAL ADVISORS, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Exhibit A

                          Portfolio Series of the Trust
                             (as of December, 2006)

                          Stewart Capital Mid Cap Fund

                                    Exhibit B

                       Duties of Chief Compliance Officer

     The Services shall include, but not be limited to, the following. Terms used in this Exhibit B shall have the meanings assigned thereto in the Fund Co-Administration Agreement to which this Exhibit B is attached.

     I. Drafting of Compliance Program.

     No later than the date the Fund is declared effective by the U.S. Securities and Exchange Commission, the CCO shall, with the assistance of the Trust, draft written compliance policies and procedures (the "Compliance Program") of the Trust, which shall address compliance with, and be reasonably designed to prevent violation of, "Federal Securities Laws."(2) In addition to provisions of Federal Securities Laws that apply to the Trust, the Compliance Program shall address compliance with, and be reasonably designed to prevent violation of, the Trust's charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Trust from the Securities and Exchange Commission (the "SEC") and NASD, Inc. (the "NASD") (all such items collectively, "Regulatory Relief"); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Trust or relevant to compliance by the Service Providers or the Trust, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief. In drafting the Compliance Program, the CCO shall engage in the following activities:

     A. Evaluation of Internal Control Structure.

     1. Conduct interviews with certain employees throughout the business lines of the Trust that are responsible for the day-to-day operations of the Trust in relation to compliance by the Trust and its Service Providers (defined below) with the Federal Securities Laws.

     2. Assess from such interviews the operational risks and compliance with stated policies and procedures of the Trust and its Service Providers.

     3. Review internal audit and other reports maintained by the Trust, and to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

     4. Review any written policies and procedures to assess the adequacy of such policies and procedures with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.

     B. Policies and Procedures of the Trust. Draft or review the Trust's Compliance Program pertaining to compliance by registered investment companies with the Federal Securities Laws, among other things:

----------
(2) "Federal Securities Laws" are defined by the Rule as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act, as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

     1. Pricing of portfolio securities and Fund shares, with a focus on the following items within the pricing polices and procedures:

          (a) monitoring for circumstances that may necessitate the use of fair value prices;

          (b) establishing criteria for determining when market quotations are no longer reliable for a particular portfolio security;

          (c) providing a methodology or methodologies by which the Funds determine the current fair value of their portfolio securities; and

          (d) reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

     2. Processing of Fund shares, with a focus on the following items:

          (a) segregation of investor orders received before the Funds price their shares from those that were received after the Funds price their shares; and

          (b) methodology used by the Funds to protect themselves and their shareholders against late trading.

     3. Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act.

     4. Protection of nonpublic information, including:

          (a) prohibitions against trading portfolio securities on the basis of information acquired by analysts or portfolio managers employed by the Trust or the Funds' investment adviser ("Adviser");

          (b) disclosure to third parties of material information about the Funds' portfolio holdings, trading strategies or pending transactions; and

          (c) purchase or sale of Fund shares by the personnel of the Trust or the Adviser based on material, nonpublic information about the Funds' portfolios.

     5. Compliance with Fund governance requirements, including the procedures to guard against:

          (a) an improperly constituted Board of Trustees ("Board");

          (b) failure of the Board to properly consider matters entrusted to it; and

          (c) failure of the Board to request and consider information required by the 1940 Act from the Trust and other Service Providers.

     6. The excessive short-term trading of mutual fund shares that may be harmful to the Funds, including a focus on the following areas:

          (a) consistency of policies and procedures with the Funds' disclosed policies regarding market timing;

          (b) monitoring of shareholder trades or flows of money in and out of the Funds in order to detect market timing activity;

          (c) enforcement of the Funds' policies regarding market timing;

          (d) prevention of waivers that would harm the Funds or their shareholders, or subordinate the interests of the Funds or their shareholders to those of the Trust or any other affiliated person or associated person of the Trust; and

          (e) reporting to the Trust's Board regarding all waivers granted, so that the Board can determine whether such waivers were proper.

     7. The distribution, marketing and advertising of the Funds' shares.

     8. The trading of portfolio securities by the Funds, including a focus on enforcement of the Trust's policies with respect to brokerage, soft dollars and allocation of trades.

     9. The review of any electronic mail communications.

II. Administration of Compliance Program.

     The CCO shall administer and enforce the Trust's Compliance Program.

III. Oversight of Service Providers.

     The CCO is responsible for overseeing, on behalf of the Trust, adherence to the written compliance policies and procedures of the Trust's service providers, including the Trust's investment adviser, Stewart Capital Management, LLC. (the "Investment Adviser"), the Trust's administrator, transfer agent and accounting services agent, UMB Fund Services, LLC (the "Administrator"), and the Trust's distributor, Grand Distribution Services, LLC (the "Distributor"), (for purposes of this Exhibit A, the Investment Adviser, the Administrator and the Distributor, collectively, the "Service Providers"). In furtherance of this duty,

     A. The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

     B. The CCO shall monitor the Service Providers' compliance with their own written compliance policies and procedures, Federal Securities Laws and the Trust's charter, by-laws and contracts. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate. Where deemed appropriate and in accordance with pronouncements by the Staff of the Securities and Exchange Commission ("SEC"), A-W may rely on summaries that are prepared by a Service Provider or a third party, instead of the actual policies and procedures of the Service Provider.

     C. The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Trust:

          1. In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Trust, the Service Provider has prepared and delivered to the Trust a summary of core services that it provides to the Trust or, if no such summary is available, that it has delivered to the Trust copies of the relevant policies and procedures.

          2. The Service Provider will provide to the Trust and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

          3. The Service Provider's written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.

          4. The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Trust.

IV. Annual Review.

     The CCO will monitor the Trust's Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Trust's Service Providers. Such monitoring will include risk-based compliance testing of the Trust's Compliance Program. The Rule requires that, at least annually, the Trust review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the "Annual Review").

     The CCO shall perform the Annual Review for the Trust.

V. Reports to the Trust; Escalation.

     A. The CCO shall make quarterly reports to the Trust regarding its administration and enforcement of the Fund Compliance Program. These regular reports shall address compliance by the Trust and the Service Providers and such other matters as the Trust may reasonably request.

     B. In addition, at least annually, the CCO shall submit a written report to the Trust addressing the following issues:

          1. the operation of the Fund Compliance Program, and the written compliance policies and procedures of the Service Providers;

          2. any material changes made to the Fund Compliance Program since the date of the such last report;

          3. any material changes to the Fund Compliance Program recommended as a result of the Annual Review; and

          4. each "Material Compliance Matter" that occurred since the date of the last report.(3)

          This written report shall be based on the Annual Review. The first written report shall be presented to the Trust no later than 60 days after the date of the first Annual Review.

     C. In the event that the CCO reports a Material Compliance Matter and is not reasonably satisfied with the Trust's efforts to address and remedy the same, the CCO shall report such Material Compliance Matter to the Board.

VI. Recordkeeping.

          The CCO shall maintain the books and records for the Trust that are required to be retained by the Rule, which books and records may be maintained electronically but which shall, in any event, be backed-up and safeguarded in accordance with A-W's regular practices for record retention.

VII. Meeting with Regulators.

          The CCO shall meet with, and reply to inquiries from, the SEC, the NASD and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by the Board.

VIII. Amendments to the Compliance Program.

          The CCO shall consult with the Board and its representatives as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually. Additionally, the CCO will recommend amendments and draft policies and procedures as they pertain to:

     A. consistency with regulatory expectations of risk-based policies and procedures;

     B. maintenance of compliance with the Federal Securities Laws; and

     C. consistency within the structure, organization and format of the policies and procedures.

----------
(3) "Material Compliance Matter" is defined as "any compliance matter about which the [Trust's board] would reasonably need to know to oversee fund compliance," which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Trust or any Service Provider; (ii) a violation of the Compliance Program of the Trust, or the written compliance policies and procedures of its Service Providers; or
     (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Trust, or the written compliance policies and procedures of its Service Providers.